Exhibit 99.1

BLOCKBUSTER REPORTS THIRD QUARTER 2004 RESULTS

•	Total Revenues Increased to $1.41 Billion
•	Early Launch of Online Subscription and Aggressive Rollout of Movie and Game Trading Significantly Increased Operating Expenses
•	Split-off from Viacom Completed in Early October
•	Impairment of Goodwill and Other Long-lived Assets Resulted in Non-Cash Charges

DALLAS, October 27, 2004 — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home movie and game entertainment, today announced financial results for the third quarter ended September 30, 2004. Total revenues increased 1.8% to $1.41 billion for the third quarter of 2004 from $1.38 billion for the third quarter of last year.

The Company recorded non-cash charges totaling $1.50 billion, or $7.84 per share after tax, to impair goodwill and other long-lived assets, resulting in a net loss of $1.42 billion, or $7.82 per share, for the third quarter of 2004. Excluding the impact of the impairment charges, adjusted net income totaled $3.4 million, or $0.02 per diluted share for the third quarter of 2004. This compares with net income of $63.7 million, or $0.35 per diluted share for the third quarter of 2003. The impact of the impairment charges for the third quarter and nine months of the year ended September 30, 2004 is presented on page five of the financial tables.

“We are excited about having successfully completed our divestiture from Viacom and are pleased with the significant progress we made during the quarter with our plan to transform Blockbuster from a ‘rentailer’ into a complete source for movies and games,” said John Antioco, Blockbuster Chairman and CEO. “In keeping with this plan, we successfully launched our online subscription program well ahead of schedule, exceeded our subscription expectations for both our in-store and online passes, and aggressively rolled out movie and game trading to thousands of stores. To support these initiatives, as indicated in our previous guidance, we accelerated investment spending and this, along with continued softness in the movie rental industry, impacted our profitability. However, we believe we are taking the right steps to position Blockbuster for future growth in both revenues and profits.”

Operating Results

For the third quarter of 2004, total revenues increased 1.8% to $1.41 billion from $1.38 billion for the third quarter last year, primarily as a result of strong growth in retail revenues and the

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Blockbuster Inc. Third Quarter Earnings

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favorable impact of foreign exchange, which were offset by a decline in rental revenues. Total worldwide same-store revenues decreased 3.0% from the same period in the prior year. Total rental revenues, which represented 74.8% of total revenues, decreased 3.8% to $1.05 billion for the third quarter of 2004 compared with $1.10 billion for the third quarter of 2003. Worldwide same-store rental revenues decreased 6.3% reflecting weak rental traffic industry-wide and the high television viewership of the Summer Olympics.

Total retail revenues, which represented 23.6% of total revenues, increased 26.2% to $333.0 million for the third quarter of 2004 from $263.8 million for the same period last year. Worldwide same-store retail revenues for the third quarter of 2004 increased 11.1% as a result of strong growth in retail game sales due to the addition of game store-in-store concepts and growth in Gamestation.

For the third quarter of 2004, gross profit was $861.8 million, essentially flat with $869.6 million for the same period of last year. Rental gross profit for the third quarter of 2004 declined 3.1% to $759.8 million from $784.4 million for the third quarter of 2003, reflecting the decline in rental revenues. Rental gross margin for the third quarter of 2004 grew 40 basis points to 72.0% compared with 71.6% for the third quarter of 2003. Retail gross profit for the third quarter of 2004 increased 31.6% to $79.6 million from $60.5 million for the third quarter of 2003. Retail gross margin for the third quarter of 2004 increased 100 basis points to 23.9% compared with 22.9% for the third quarter of 2003 primarily as a result of growth in movie and games trading. Total gross margin for the third quarter of 2004 was 61.1% compared with 62.8% for the third quarter of 2003, primarily as a result of strong growth in retail sales as a percentage of total sales.

SG&A expenses (advertising, general and administrative expenses) increased 11.3% to $783.5 million for the third quarter of 2004 from $704.0 million for the third quarter of 2003 primarily as a result of increased spending associated with the early launch of online subscription and the aggressive rollout of movie and game trading, as well as the impact of foreign exchange and general inflation. As a percentage of revenues, SG&A expenses increased to 55.6% for the third quarter of 2004 from 50.8% for the same period last year. For the third quarter of 2004, advertising expenses increased to $70.3 million, or 5.0% of total revenues, from $50.1 million, or 3.6% of total revenues, for the third quarter of 2003 primarily as a result of increased spending on the initiatives.

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Operating expenses (SG&A, impairment of goodwill and other long-lived assets, depreciation and amortization) totaled $2.35 billion for the third quarter of 2004 compared with $770.0 million for the third quarter of 2003, primarily reflecting non-cash charges of $1.50 billion to impair goodwill and other long-lived assets, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“FAS 142”) and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”).

FAS 142 requires Blockbuster to test goodwill and other intangible assets for impairment during the fourth quarter of each year and on interim dates if certain changes occur that could impact the fair value of the Company’s reporting units. Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors associated with Viacom’s exchange offer to divest its interest in the Company. FAS 142 requires that the Company compare its estimates of the fair value of its reporting units, domestic and international, to their respective book values. If the estimate of fair value is lower than book value, goodwill is impaired and the amount of the goodwill impairment charge must be determined.

Operating loss totaled $1.49 billion for the third quarter of 2004 compared with operating income of $99.6 million for the third quarter of 2003, primarily reflecting the non-cash impairment charges of $1.50 billion. Excluding the impairment charges, adjusted operating income decreased 83.8% to $16.1 million for the third quarter of 2004 from $99.6 million for the third quarter of 2003, primarily reflecting the incremental operating expenses associated with the initiatives.

Interest expense increased 26.0% to $9.7 million for the third quarter of 2004 from $7.7 million for the third quarter of 2003, due to the assumption of an additional $950.0 million in debt as a result of the payment of a special cash distribution to stockholders in September 2004.

Net loss for the third quarter of 2004 was $1.42 billion, or a loss of $7.82 per share, including non-cash impairment charges of $1.50 billion, or $7.84 per share after tax. This compared with net income of $63.7 million, or $0.35 per diluted share, for the third quarter of 2003. Excluding the impairment of goodwill and other long-lived assets, adjusted net income totaled $3.4 million, or $0.02 per diluted share.

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Net cash flow provided by operating activities decreased to $292.1 million for the third quarter of 2004 from $362.2 million for the third quarter of 2003.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) decreased to $49.8 million for the third quarter of 2004 from $111.6 million for the same period last year. Capital expenditures for the third quarter of 2004 were $61.1 million compared with $43.6 million for the third quarter of 2003.

Nine Month Operating Results

Total revenues for the first nine months of 2004 increased 0.9% to $4.33 billion from $4.29 billion for the first nine months of last year, primarily as a result of strong growth in retail revenues and the favorable impact of foreign exchange, which were offset by a decline in rental revenues. Total worldwide same-store revenues decreased 4.4% from the same period in the prior year. Total rental revenues, which represented 75.7% of total revenues for the first nine months of 2004, decreased 3.1% to $3.28 billion from $3.39 billion for the same period last year. Worldwide same-store rental revenues for the first nine months of the year declined 6.6% as a result of weak rental traffic industry-wide.

Total retail revenues, which represented 22.8% of total revenues for the first nine months of 2004, increased 17.8% to $987.1 million from $837.8 million for the same period last year. Worldwide same-store retail revenues increased 4.4% as a result of strong growth in international retail movies and games sales.

Gross profit increased 2.2% to $2.66 billion for the first nine months of 2004 from $2.60 billion for the same period last year as a result of the growth in retail gross profit. Rental gross profit for the first nine months of 2004 was $2.36 billion, essentially flat with the first nine months of 2003. Rental gross margin for the first nine months of 2004 increased 240 basis points to 72.1% compared with 69.7% for the first nine months of 2003 as a result of a continued focus on improved product buying. Retail gross profit increased 35.5% to $226.6 million for the first nine months of 2004 compared with $167.2 million for the first nine months of 2003. Retail gross margin increased to 23.0% for the first nine months of 2004 from 20.0% for the first nine months

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of 2003 as a result of the Company’s pricing and merchandising strategy for games and growth in trading. Total gross margin for the first nine months of 2004 increased to 61.3% from 60.5% for the first nine months of 2003 primarily as a result of growth in both rental and retail margin.

SG&A expenses (advertising, general and administrative expenses) increased 9.8% to $2.26 billion for the first nine months of 2004 from $2.06 billion for the first nine months of 2003 primarily as a result of costs associated with new initiatives, including the early launch of online subscription and the aggressive rollout of movie and game trading, as well as the impact of foreign exchange and general inflation. As a percentage of total revenues, SG&A expenses for the first nine months of 2004 increased to 52.1% from 47.9% for the same period last year primarily as a result of the increase in operating expenses. For the first nine months of 2004, advertising expenses increased to $164.7 million, or 3.8% of total revenues, from $112.2 million, or 2.6% of total revenues, for the first nine months of 2003 primarily as a result of increased spending on new initiatives.

Operating expenses (SG&A, impairment of goodwill and other long-lived assets, depreciation and amortization) totaled $3.94 billion for the first nine months of 2004 compared with $2.25 billion for the first nine months of 2003, principally reflecting non-cash charges of $1.50 billion to impair goodwill and other long-lived assets, in accordance with FAS 142 and FAS 144.

Operating loss totaled $1.29 billion for the first nine months of 2004 compared with operating income of $353.6 million for the first nine months of 2003, principally reflecting the non-cash impairment charges of $1.50 billion. Excluding the non-cash charges, adjusted operating income decreased 38.5% to $217.3 million for the first nine months of 2004 from $353.6 million for the first nine months of 2003, primarily reflecting the incremental operating expenses associated with the growth initiatives.

Interest expense decreased 33.2% to $18.3 million for the first nine months of 2004 from $27.4 million for the first nine months of last year due to a lower average total debt balance.

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Net loss for the first nine months of 2004 was $1.26 billion, or $6.94 per share, including non-cash impairment charges of $7.84 per share after tax and a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000 of $37.1 million or $0.21 per diluted share. Net income for the first nine months of 2003 was $205.4 million, or $1.14 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, of $4.4 million, or $0.02 per diluted share.

Excluding this tax benefit and the non-cash charge for the impairment of goodwill, adjusted net income before cumulative effect of change in accounting principle for the first nine months of 2004 was $125.7 million, or $0.69 per diluted share.

Net cash flow provided by operating activities was $747.3 million for the first nine months of 2004 compared with $941.5 million for the first nine months of 2003.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) was $40.2 million for the first nine months of 2004, compared with $199.9 million for the same period last year. Capital expenditures for the first nine months of 2004 were $170.2 million compared with $99.4 million for the first nine months of 2003.

Fourth Quarter and Full Year 2004 Business Outlook

The following are the Company’s current expectations for the fourth quarter and full year 2004 results of operations.

•	The Company expects profitability for the fourth quarter of 2004 to decline significantly from last year based on an estimated low-single digit percentage decline in worldwide same-store revenues, a significant year-over-year increase in operating expenses associated with the development and launch of the key growth initiatives, an anticipated compensation charge ranging from $60 to $80 million associated with an employee stock option exchange offer and higher interest expense resulting from the assumption of debt as a result of payment of the special distribution to stockholders in September 2004. Worldwide same-store revenues will be affected by continued weakness in the rental industry which will be further impacted by both Christmas and New Year’s holidays occurring on a weekend. This impact will be partially offset by revenues from the new initiatives.

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•	The Company expects the percentage increase in total revenues for the full-year 2004 to be in the low-single digit range as a result of favorable impact of foreign exchange and growth in the store base.

•	The full-year investment in the new initiatives will increase to approximately $120 million as a result of the early launch of online rental and the acceleration of trading during the third quarter. This higher level of operating expenses, which supports rental subscription programs, movie and game trading and store-in-store game concepts, will adversely impact the Company’s full-year 2004 diluted EPS.

•	Profitability for the full-year 2004 will decline significantly because of the goodwill impairment charge, the accelerated initiative investment, continued weakness in the rental business, the anticipated charge associated with the employee stock option exchange offer and higher interest expense associated with the additional $950 million in debt. As a result, the Company’s prior guidance for an approximately 30% decrease in 2004 diluted earnings per share from adjusted diluted earnings per share of $1.48 for the full-year 2003 is no longer relevant and year-over-year results are not comparable.

•	For the full-year 2004, the Company expects to open approximately 400 company-operated stores.

•	Capital expenditures for the full-year 2004 are expected to be approximately $280 million, compared with the $176.8 million recorded in 2003. The increase in capital expenditures is related primarily to the investment in systems and infrastructure to support the Company’s key growth initiatives, including rental subscription programs, movie and game trading and store-in-store game concepts.

Full Year 2005 Business Outlook

The Company expects the rental industry to continue to decline in 2005, but believes the rental industry will stabilize by the end of 2005 as DVD penetration is projected to reach 70% of U.S. households. Additionally, the Company expects to continue to invest heavily in the business in 2005, which combined with projected softness in rental revenues, will adversely affect profitability for the full year 2005.

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About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

This news release contains forward-looking statements relating to Blockbuster’s operations and business outlook, including, without limitation, statements relating to Blockbuster’s business strategies and growth initiatives, its investments related to its initiatives and its expected results of operations for 2004 and beyond. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer demand for Blockbuster’s existing and planned product and service offerings, including offerings related to its subscription, trading and games initiatives, and the related impact of competitor pricing and product and service offerings; (ii) the variability in consumer appeal of the movie titles and games software released for rental and sale; (iii) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (iv) the impact of changes in Blockbuster’s consumer rental terms, including Blockbuster’s subscription rental offers; (v) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives; (vi) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Blockbuster’s operating model, including support for its new subscription, trading and games initiatives; (vii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives; (viii) the application of existing and future accounting policies and pronouncements, including without limitation any continuing impact of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and the potential impact of pronouncements such as the Financial Accounting Standards Board Exposure Draft, Share-Based Payment, an Amendment of FASB Statements No. 123 and 95, or any related legislation; (ix) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product and content providers on acceptable commercial terms; (x) the studios’ dependence on revenues generated from retail home video and their maintenance and timing of exclusive distribution windows for retail home video; (xi) the effect of game platform cycles; (xii) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xiii) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

# # #

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Revenues:
Rental revenues	$1,096.0	$1,054.6	$3,386.6	$3,281.6
Merchandise sales	263.8	333.0	837.8	987.1
Other revenues	24.7	22.4	70.1	65.6

	1,384.5	1,410.0	4,294.5	4,334.3

Cost of sales:
Cost of rental revenues	311.6	294.8	1,025.0	917.0
Cost of merchandise sold	203.3	253.4	670.6	760.5

	514.9	548.2	1,695.6	1,677.5

Gross profit	869.6	861.8	2,598.9	2,656.8

Operating expenses:
General and administrative	653.9	713.2	1,943.8	2,092.5
Advertising	50.1	70.3	112.2	164.7
Depreciation	65.7	61.5	188.5	180.4
Impairment of goodwill and other long-lived assets	—	1,504.4	—	1,504.4
Amortization of intangibles	0.3	0.7	0.8	1.9

	770.0	2,350.1	2,245.3	3,943.9

Operating income (loss)	99.6	(1,488.3)	353.6	(1,287.1)

Interest expense	(7.7)	(9.7)	(27.4)	(18.3)
Interest income	0.7	1.2	2.3	2.6
Other items, net	(1.0)	0.4	2.1	(0.6)

Income (loss) before income taxes	91.6	(1,496.4)	330.6	(1,303.4)
Benefit (provision) for income taxes	(27.9)	80.0	(120.1)	46.4
Equity in loss of affiliated companies, net of tax	—	—	(0.7)	—

Income (loss) before cumulative effect of change in accounting principle	63.7	(1,416.4)	209.8	(1,257.0)
Cumulative effect of change in accounting principle, net of tax(1)	—	—	(4.4)	—

Net income (loss)	$63.7	$(1,416.4)	$205.4	$(1,257.0)

Income (loss) per share before cumulative effect of Change in accounting principle:
Basic	$0.35	$(7.82)	$1.17	$(6.94)
Diluted	$0.35	$(7.82)	$1.16	$(6.94)
Cumulative effect of change in accounting principle per share:
Basic	$—	$—	$(0.02)	$—
Diluted	$—	$—	$(0.02)	$—
Net income (loss) per share:
Basic	$0.35	$(7.82)	$1.14	$(6.94)
Diluted	$0.35	$(7.82)	$1.14	$(6.94)
Weighted average shares outstanding:
Basic	180.1	181.1	179.8	181.1
Diluted	181.8	181.1	180.9	181.1

Cash dividends per common share	$0.02	$5.02	$0.06	$5.06

(1)	During 2003, we adopted SFAS 143 Accounting for Asset Retirement Obligations, which requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods using a systematic and rational method. The application of this new accounting standard required us to recognize a cumulative effect of change in accounting principle, net of tax, of ($4.4) million.

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003		2004		2003		2004
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$333.6	30.4%	$152.4	14.5%	$1,142.4	33.7%	$573.3	17.5%
DVD rental	652.0	59.5%	786.3	74.6%	1,893.7	55.9%	2,348.7	71.6%

Total movie rental	985.6	89.9%	938.7	89.0%	3,036.1	89.7%	2,922.0	89.0%
Game rental	110.4	10.1%	115.9	11.0%	350.5	10.3%	359.6	11.0%

Total rental	$1,096.0	100.0%	$1,054.6	100.0%	$3,386.6	100.0%	$3,281.6	100.0%

Merchandise sales:
VHS sales	$14.0	5.3%	$5.7	1.7%	$50.3	6.0%	$17.3	1.8%
DVD sales	107.1	40.6%	115.5	34.7%	333.6	39.8%	388.8	39.4%

Total movie sales	121.1	45.9%	121.2	36.4%	383.9	45.8%	406.1	41.1%
Game sales	54.7	20.7%	120.1	36.1%	175.6	21.0%	292.2	29.6%
General merchandise sales	88.0	33.4%	91.7	27.5%	278.3	33.2%	288.8	29.3%

Total merchandise sales	$263.8	100.0%	$333.0	100.0%	$837.8	100.0%	$987.1	100.0%

Note: Some percentages above do not total due to rounding.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Same-store Revenues Data:
Worldwide same-store revenues decrease	(7.5)%	(3.0)%	(0.5)%	(4.4)%
Domestic same-store revenues decrease	(9.1)%	(5.7)%	(0.5)%	(7.0)%
International same-store revenues increase (decrease)	(1.4)%	4.5%	(0.2)%	3.1%

Margin:
Rental margin	71.6%	72.0%	69.7%	72.1%
Merchandise margin	22.9%	23.9%	20.0%	23.0%
Gross margin	62.8%	61.1%	60.5%	61.3%

Cash Flow Data:
Net cash flow provided by operating activities	$362.2	$292.1	$941.5	$747.3
Net cash flow used in investing activities	$(252.7)	$(241.9)	$(740.5)	$(722.1)
Net cash flow provided by (used in) financing activities	$(73.2)	$17.3	$(192.3)	$(70.1)

Capital Expenditures	$43.6	$61.1	$99.4	$170.2

Selected Balance Sheet Data:

	September 30, 2003	December 31, 2003	September 30, 2004
Cash and cash equivalents	$166.7	$233.4	$190.9
Merchandise inventories	$403.0	$415.1	$427.6
Rental library	$364.4	$354.4	$382.5
Accounts payable	$504.2	$565.1	$520.4
Total debt (including capital lease obligations)	$354.9	$219.9	$1,093.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Nine Months Ended September 30,
	2003	2004
Domestic Company-Operated Stores:
Beginning	4,518	4,579
Net additions	57	87

Ending	4,575	4,666

International Company-Operated Stores:
Beginning	2,389	2,526
Net additions	116	11

Ending	2,505	2,537

Franchised and/or Joint Venture Stores:
Beginning	1,638	1,762
Net additions	64	49

Ending	1,702	1,811

Total Stores Worldwide:
Beginning	8,545	8,867
Net additions	237	147

Ending	8,782	9,014

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net cash flow provided by operating activities	$362.2	$292.1	$941.5	$747.3

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(207.0)	(181.2)	(642.2)	(536.9)
Capital expenditures	(43.6)	(61.1)	(99.4)	(170.2)

Free cash flow	$111.6	$49.8	$199.9	$40.2

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net income (loss)	$63.7	$(1,416.4)	$205.4	$(1,257.0)

Adjustments to reconcile net income to free cash flow:
Depreciation and amortization	66.0	62.2	189.3	182.3
Impairment of goodwill and other long-lived assets	—	1,504.4	—	1,504.4
Capital expenditures	(43.6)	(61.1)	(99.4)	(170.2)
Rental library purchases, net of rental amortization	16.7	(6.8)	94.1	8.9
Changes in working capital	(11.9)	38.0	(217.9)	(193.3)
Cumulative effect of change in accounting principle, net of tax	—	—	4.4	—
Changes in deferred taxes and other	20.7	(70.5)	24.0	(34.9)

Free cash flow	$111.6	$49.8	$199.9	$40.2

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions, except per share amounts)

For the nine months ended September 30, 2004, the Company reports adjusted net income, adjusted net income per diluted share, and adjusted operating income excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding these non-recurring items as an internal measure of business operating performance.

For the periods ended September 30, 2004 and December 31, 2003, the Company also reports adjusted net income, adjusted net income per diluted share and adjusted operating income excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangibles and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to impairment of goodwill associated with Viacom’s acquisition of Blockbuster, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding impairment charges as an internal measure of business operating performance.

	Year Ended December 31, 2003	Three Months Ended September 30,		Nine Months Ended September 30,
		2003	2004	2003	2004
Reconciliation of adjusted net income:
Net income (loss)	$(983.9)	$63.7	$(1,416.4)	$205.4	$(1,257.0)

Adjustments to reconcile net income (loss) to Adjusted net income:
Resolution of federal income tax audit	—	—	—	—	(37.1)
Cumulative effect of change in accounting principle, net of tax	4.4	—	—	4.4	—
Impairment of goodwill and other long-lived assets, net of tax	1,247.3	—	1,419.8	—	1,419.8

Adjusted net income	$267.8	$63.7	$3.4	$209.8	$125.7

Adjusted net income per diluted share	$1.48	$0.35	$0.02	$1.16	$0.69

Weighted average shares outstanding—diluted	181.3	181.8	181.3	180.9	181.7

Reconciliation of adjusted operating income:
Operating income (loss)		$99.6	$(1,488.3)	$353.6	$(1,287.1)

Impairment of goodwill and other long-lived assets		—	1,504.4	—	1,504.4

Adjusted operating income		$99.6	$16.1	$353.6	$217.3